6

                  S E C U R I T I E S   A N D   E X C H A N G E
                               C O M M I S S I O N

                            Washington, D. C.  20549

                                  F O R M   8-K

                                 Current Report

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 28, 1995

         T H E   L I P O S O M E   C O M P A N Y,   I N C.
             (Exact name of registrant as specified in its charter)

      Delaware                  0-14887           22-2370691
(State or other juris-   (Commission File No)  (I.R.S. Employer
diciton of incorpora-                         Identification No.)

            One Research Way, Princeton Forrestal Center, Princeton,
                       New Jersey,  08540
                    (Address of principal executive offices)
                                   (Zip Code)

Registrant's telephone number, including area code:(609) 452-7060

                              None
         (Former name or former address, if changed since last report.)






Item 5.  Other Events.

         On July 28, 1995, The Liposome Company, Inc. (the "Company") released a press release, a copy of which is attached hereto as Exhibit 5a with respect to the Company's reporting of operating results for the three and six month periods ended June 30, 1995.








SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   THE LIPOSOME COMPANY, INC.



Dated:  July 28, 1995                   By: /s/ Brooks Boveroux
                                      Brooks Boveroux
                                      Vice President, Finance,
                                      Chief Financial Officer
                                      and Treasurer








                                  EXHIBIT INDEX

Exhibit                                                  Page No.

  5a        -Copy of the Company's press release of July 28, 1995         5
              relating to the Company's reporting of operating results for the three and six month periods ended June 30, 1995.




                              Exhibit 5a

                       THE LIPOSOME COMPANY, INC. REPORTS
                             SECOND QUARTER RESULTS

Princeton, NJ -- August 1, 1995 -- The Liposome Company, Inc. (Nasdaq: LIPO & LIPOZ) today reported financial results for the second quarter ended June 30, 1995. Revenues were $3,717,000 compared to $2,941,000 in the comparable 1994 quarter. Total expenses for the 1995 quarter were $12,544,000 compared to $11,084,000 in the second quarter of 1994. The net loss applicable to Common Stock for the quarter was $10,164,000 or $0.38 per share of Common Stock, compared to a loss of $9,480,000 or $0.40 per share for the second quarter of 1994. At June 30, 1995, the Company had $80,435,000 in cash and marketable securities.

"The Liposome Company continues to be both financially and operationally sound," commented Charles A. Baker, Chairman and Chief Executive Officer. "Our financial position is very strong, and sales of Abelcet, which is approved for sale in the U.K. are proceeding in line with expectations. We look forward to receiving additional approvals throughout the remainder of 1995."

Total revenues for the second quarter increased due primarily to revenues from product sales in Europe. Interest income decreased compared to the same quarter of 1994 principally due to the reduction in cash balances available for investment. During the second quarter, the Company raised capital through the sale of equity securities resulting in proceeds of approximately $29,000,000, net of all fees and expenses. In July, the Company also announced the sale of Common Stock to an institutional investor that would result in additional net proceeds of $14,400,000.

Research and development expense increased slightly over the prior year's quarter due primarily to higher internal and clinical grant costs incurred to support the Company's three products in clinical trials. General and administrative expenses increased slightly over the comparable 1994 quarter due to costs associated with the continued development of international sales and marketing operations to support European sales and expected additional market approvals for Abelcet.

For the six month period ended June 30, 1995, the Company reported a net loss applicable to Common Stock of $21,834,000, or $0.87 per share, on revenues of $5,570,000. These results compare to a net loss applicable to Common Stock of $17,655,000, or $0.74 per share, on revenues of $5,977,000 reported in the comparable prior year period. Research and development expenses increased 11% reflecting the Company's emphasis on product development, particularly increased clinical trial grant and support costs and manufacturing expenses. General and administrative expenses increased 40% in order to support the Company's international sales and marketing operations.

The Liposome Company, Inc. is a leading biotechnology company dedicated to the development and commercialization of proprietary lipid and liposome-based pharmaceuticals for the treatment, prevention and diagnosis of inadequately treated, life-threatening diseases such as severe, systemic fungal infections, metastatic breast and other cancers, and inflammatory and vaso-occlusive diseases.

                                      ####






                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE FIGURES)
                                   (UNAUDITED)

                              Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                                 1995    1994        1995      1994

Collaborative research
and development revenues
and other                      $2,213    $1,653     $3,713   $3,233

Product sales                     843      ---        843

Interest income.                   661    1,288      1,014    2,744


Total revenues                  3,717    2,941       5,570    5,977

Cost of goods sold                340      ---         340      ---

Research and development
expenses:                       9,038       8,956   18,254   16,533

Selling, general and
administrative expenses:        3,093    2,047       5,979    4,269

Interest expense                   73       81         157       156

      Total expenses           12,544   11,084      24,730   20,958

Net loss                       (8,827) (8,143)    (19,160)  (14,981)

Preferred Stock dividends       (1,337)  (1,337)   (2,674)   (2,674)

Net loss applicable
to Common Stock               $(10,164)$(9,480)  $(21,834) $(17,655)

Net loss per share
applicable to Common Stock    $   (0.38)$  (0.40)$     (.87)$     (.74)

Weighted average number
of common shares outstanding.  26,407   23,812      25,228   23,763



                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS - UNAUDITED)

                                   June 30, 1995  December 31, 1994
Cash and short-term investments    $  71,557         $ 57,856
Other current assets                      5,971         2,816
Long-term investments                     2,798         9,421
Property and equipment, net              18,139        17,686
Restricted cash                           6,080         4,880
Other assets, net                           509           537

     Total assets                      $105,054      $ 93,196

Current liabilities                   $  10,420     $   8,926
Other liabilities                         5,015         5,917
Stockholders' equity                     89,619        78,353

Total liabilities
and stockholders' equity               $105,054      $ 93,196